UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                            SCHEDULE 14A INFORMATION
                  Consent Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934


Filed by the Registrant    |_|
Filed by a Party other than the Registrant  |X|

Check the appropriate box:

|_|   Revised Preliminary Consent Statement
|_| Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|X|   Definitive Consent Statement
|_|   Definitive Additional Materials
|_|   Soliciting Materials Pursuant to Section 240.14a-12


                            PARLUX FRAGRANCES, INC.
                (Name of Registrant as Specified in its Charter)


                                 GLENN NUSSDORF
   (Name of Person(s) Filing Consent Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

|X|   No fee required.

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

      1.)  Title of each class of securities to which the transaction applies:

      2.)  Aggregate number of securities to which transaction applies:

      3.) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

      4.)  Proposed maximum aggregate value of transaction:

      5.)  Total fee paid:

|_|   Fee paid previously with preliminary materials

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1.)  Amount Previously Paid:

      2.)  Form, Schedule or Registration Statement No.:

      3.)  Filing Party:

      4.)  Date Filed:

                                 GLENN NUSSDORF

                         CONSENT SOLICITATION STATEMENT


         This consent solicitation statement and the enclosed WHITE consent card are being furnished by Glenn Nussdorf ("Mr. Nussdorf") in connection with the solicitation by Mr. Nussdorf of written consents from the holders of shares of common stock, par value $0.01 per share (the "Shares" or the "Common Stock"), of Parlux Fragrances, Inc., a Delaware corporation (the "Company"), to take the following actions (each, a "Proposal" and collectively, the "Proposals") without a meeting of stockholders, as authorized by the General Corporation Law of the State of Delaware (the "DGCL"):

     Proposal 1.  Remove, without cause, all existing members of the
                  Company's Board of Directors (the "Board") (and any person or persons, other than those elected pursuant to this consent solicitation, elected or designated by any of such directors to fill any vacancy or newly created directorship); and

     Proposal 2.  Elect Glenn Nussdorf, Michael Katz, Joshua Angel, Anthony
                  D'Agostino, Neil Katz and Robert Mitzman (each, a "Nominee" and collectively, the "Nominees") as the directors of the Company (or if any such Nominee is unable or unwilling to serve on the Board, any other person designated as a Nominee by Mr. Nussdorf).

         Mr. Nussdorf believes that the Proposals, if adopted, will provide the stockholders of the Company with a Board which will be comprised of individuals with integrity and extensive business experience, the skills and conviction to evaluate management performance and the capability of assisting with the selection of highly qualified senior executives who intend to take such actions as may be necessary to stem the downward trend of the Company's stock price.

         This consent statement is first being mailed to stockholders, along with the enclosed WHITE consent card, on or about January 18, 2007.

         Neither of the Proposals is subject to, or is conditioned upon, the adoption of the other Proposal; however, if none of the existing members of the Board are removed in Proposal 1, there will be no vacancies to fill and none of the Nominees can be elected in Proposal 2. Accordingly, Mr. Nussdorf will not be seeking to elect the Nominees unless the stockholders also approve the removal, without cause, of one or more of the existing members of the Board. Neither of the Proposals will be effective unless the delivery of the written consents complies with Section 228(c) of the DGCL. See "Consent Procedures" for additional information regarding the removal and election of directors.

         Mr. Nussdorf beneficially owns an aggregate of 2,212,629 Shares (approximately 12.0%) of the Company's Common Stock and intends to deliver a consent in favor of each of the Proposals. Other than Mr. Nussdorf, no other participant in Mr. Nussdorf's solicitation of written consents from the stockholders of the Company beneficially owns any Shares of the Company's Common Stock.

         Mr. Nussdorf and Alfred Paliani, together with the Nominees, are participants in this solicitation of written consents by Mr. Nussdorf from the stockholders of the Company (collectively, the "Participants," and each, a "Participant"). Alfred Paliani is the General Counsel of Quality King Distributors, Inc., a privately-held corporation controlled by Mr. Nussdorf, Stephen Nussdorf and Arlene Nussdorf-Mark ("QKD"). Michael Katz, one of the Nominees, is the President and Chief Executive Officer of E Com Ventures, Inc. ("ECMV"), a public company controlled by Mr. Nussdorf and Stephen Nussdorf, and also serves as a director and executive officer of certain other private companies controlled by the Nussdorf family. Mr. Nussdorf, Stephen Nussdorf and Arlene Nussdorf-Mark are siblings and Lillian Ruth Nussdorf is their mother. Additional information concerning the Nominees is set forth in "The Proposals - Proposal 2: Election of Nominees" and additional information concerning the Participants is set forth in Annex A.

         THIS CONSENT SOLICITATION IS BEING MADE BY MR. NUSSDORF AND NOT BY OR ON BEHALF OF THE COMPANY. MR. NUSSDORF IS ASKING THE STOCKHOLDERS OF THE COMPANY TO ACT BY WRITTEN CONSENT WITH RESPECT TO THESE PROPOSALS ON THE ACCOMPANYING WHITE CONSENT CARD.

         A consent solicitation is a process that allows a company's stockholders to act by submitting written consents to any proposed stockholder actions in lieu of voting in person or by proxy at an annual or special meeting of stockholders. Whereas at special or annual meetings of stockholders at which a quorum is present, proposed actions may only require that a majority of the shares present and entitled to vote on a proposal vote in favor of the proposal, a written consent solicitation requires the majority vote of all outstanding stock of a company.

         YOUR PROMPT ACTION IS IMPORTANT. MR. NUSSDORF URGES YOU TO SIGN, DATE AND RETURN THE ENCLOSED WHITE CONSENT CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE. YOUR CONSENT IS IMPORTANT, NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN. PLEASE SEND IN YOUR WHITE CONSENT CARD TODAY. PLEASE NOTE YOU MUST SIGN AND DATE THE WHITE CONSENT CARD IN ORDER FOR IT TO BE VALID.

         Mr. Nussdorf has engaged Innisfree M&A Incorporated ("Innisfree") to assist him in the solicitation of consents from the Company's stockholders. If your Shares are registered in your name on the Company's stock records, please sign, date and mail the enclosed WHITE consent card to Innisfree at 501 Madison Avenue, 20th Floor, New York, New York 10022, in the postage-paid envelope provided. If your Shares are held in the name of a brokerage firm, bank or other nominee, only it can execute a consent representing your Shares and only on receipt of your specific instructions. Accordingly, you should contact the person responsible for your account and give instructions for a WHITE consent card to be signed on your behalf. You can also sign, date and return the enclosed WHITE consent card to your brokerage firm, bank or other nominee in the postage paid envelope provided.

         If you have any questions about executing your consent or require assistance, please contact:


                           Innisfree M&A Incorporated
                               501 Madison Avenue
                                   20th Floor
                               New York, NY 10022

                  Stockholders Call Toll Free: (877) 456-8847
                 Banks and Brokers Call Collect: (212) 750-5833

                                 THE PROPOSALS


         Mr. Nussdorf is soliciting consents from the Company's stockholders in support of the following Proposals:

PROPOSAL 1: REMOVAL OF DIRECTORS.

         Proposal 1 is to remove, without cause, all existing directors of the Company (and any person or persons, other than those elected by this consent solicitation, elected or designated by any of such directors to fill any vacancy or newly created directorship at the time the action proposed to be taken by this consent procedure becomes effective). According to the Company's filings with the Securities and Exchange Commission (the "Commission"), the following six persons currently are members of the Company's Board of
Directors: Ilia Lekach, Frank Buttacavoli, Glenn Gopman, Esther Egozi Choukroun, David Stone and Jaya Kader Zebede. According to the Company's filings with the Commission, Isaac Lekach, the 25-year old son of Ilia Lekach, resigned as a director on November 16, 2006 after serving on the Board for nearly two years, citing time and travel constraints as the reason for his resignation.

         Pursuant to Section 141(k) of the DGCL, any director or the entire Board may be removed, with or without cause, by holders of a majority of the Shares then entitled to vote at an election of directors. See "Consent Procedures" for further details on the requirements to remove an individual director.


PROPOSAL 2: ELECTION OF NOMINEES.

         Proposal 2 is to elect Mr. Nussdorf's six Nominees to serve as directors of the Company. Accordingly, if Proposal 1 is approved, Mr. Nussdorf is nominating six Nominees to fill the available seats on the Board, and if the Nominees are elected they will constitute the entire membership of the Board. See "Consent Procedures" for further details relating to the election of the Nominees if fewer than all the existing directors are removed pursuant to Proposal 1.

         Mr. Nussdorf's Nominees are named in the table below. Mr. Nussdorf and Michael Katz, if elected, would not be independent directors within the meaning of NASDAQ listing standards. If elected, the Nominees intend to appoint Mr. Nussdorf as Chairman of the Board and Chief Executive Officer of the Company and Michael Katz as Vice Chairman of the Board. These positions, in addition to the fact that Michael Katz has operational duties at other companies controlled by Mr. Nussdorf, would make Mr. Nussdorf and Michael Katz inside directors of the Company and thus not independent, if elected. Mr. Nussdorf believes that the remaining Nominees are independent within the meaning of NASDAQ listing standards and, except as described herein, are not currently affiliated with Mr. Nussdorf, or with the Company or any subsidiary of the Company. Consequently, Mr. Nussdorf believes that if the Nominees are elected, a majority of the directors will be independent within the meaning of the NASDAQ listing standards, and there will be a sufficient number of independent directors to serve on the Board's Audit, Compensation and Nominating Committees. Mr. Nussdorf reserves the right to nominate or substitute additional persons if the Company makes or announces any changes to its bylaws or takes or announces any other action that has, or if consummated would have, the effect of disqualifying any or all of the Nominees.

         The composition of the Board's committees will be determined by the Nominees, if elected. The Audit Committee, Compensation Committee and Nominating Committee will each consist solely of independent directors as determined in accordance with NASDAQ listing standards. Except as described herein with respect to the Strategic Alternatives Committee, no other specific determinations regarding the composition of the Board's committees have been made as of the date of this consent statement.

         The Nominees have furnished the following information regarding their principal occupations and certain other matters.


----------------------------------------------------------------------------------------------------------------------
                                                        Principal Occupation or Employment During
   Name and Business Address       Age                 The Last Five Years and Other Directorships
----------------------------------------------------------------------------------------------------------------------
Glenn Nussdorf                    52      Since 1996, Mr. Nussdorf has served as Chief Executive Officer of QKD and
  2060 Ninth Avenue,                      its subsidiary and affiliates, a group of companies engaged in the business
  Ronkonkoma, New York 11779              of wholesale distribution of health and beauty care products, pharmaceuticals, hair care products and fragrances. From 1996 until November
                                          2006 when he resigned his offices and directorships, Mr. Nussdorf was a director and senior officer of Model Reorg, Inc. ("Model"), a sister company to QKD, and all of Model's subsidiaries, all of which are wholesalers and retailers of fragrances.

----------------------------------------------------------------------------------------------------------------------
Michael Katz                      58      Mr. Katz joined ECMV, a specialty retailer and wholesaler of fragrances and
  2060 Ninth Avenue,                      related products, in February 2004 as its President, Chief Executive Officer
  Ronkonkoma, New York 11779              and as a director. Mr. Nussdorf and his brother, Stephen Nussdorf, beneficially own an aggregate of approximately 45% of ECMV's outstanding common stock. Mr. Katz has served in various capacities at QKD and its affiliated companies and has been primarily responsible for overseeing administration, finance and mergers and acquisitions. Mr. Katz has participated in the design and implementation of the business strategy that has fostered the growth of QKD and its affiliated companies. From 1994 until
                                          1996 he was Senior Vice President of QKD. From 1996, he has served as
                                          Executive Vice President of QKD. From 1996 until November 2006, he served in the Office of the Chief Executive and as a director of Model. Mr. Katz resigned from this position in November 2006. Mr. Katz became Executive Vice
                                          President, Chief Financial Officer and Treasurer of QK Healthcare, Inc., a
                                          wholly owned subsidiary of QKD in 2000. Mr. Katz is a Certified Public
                                          Accountant.

----------------------------------------------------------------------------------------------------------------------
Joshua Angel                      70      From 1981 to January 2006, Mr. Angel served as President of Angel & Frankel,
  460 Park Avenue                         P.C., a specialty law firm. This firm merged its practice into Cole,
  New York, New York 10022                Schotz, Meisel, Forman & Leonard, P.A. ("Cole Schotz") on January 1, 2006.
                                          Mr. Angel was Of Counsel to Cole Schotz until January 12, 2007. He is currently Of Counsel to Herrick, Feinstein LLP, a law firm. Also, Mr. Angel serves as a director of Cellular Technical Services Company, Inc. He has from time to time provided legal services to certain companies affiliated with Mr. Nussdorf. Mr. Angel was paid $32,686, $19,391 and $37,358 for the twelve month periods ended October 31, 2004, 2005, and 2006, respectively, for legal services he rendered to companies affiliated with Mr. Nussdorf.
----------------------------------------------------------------------------------------------------------------------
Anthony D'Agostino                49      Since 2004, Mr. D'Agostino has been a consultant, assisting the chief
  24 Newport Drive                        financial officers and boards of directors of private and public companies,
  Plainview, New York 11803               including QKD, with Sarbanes-Oxley compliance issues and various transactions. From 2003 to 2004, Mr. D'Agostino served as the Vice President of Finance and Chief Financial Officer of CPI Aerostructures, Inc., a
                                          defense contractor. From 2002 to 2003, Mr. D'Agostino served as the Vice
                                          President of Finance and Chief Financial Officer of American Patriot Apparel
                                          Corporation, a start-up not-for-profit organization. From 2000 to 2002, he served as Senior Vice President of Finance and Chief Financial Officer of
                                          Softheon, Inc., a software start-up company.

----------------------------------------------------------------------------------------------------------------------
Neil Katz                         62      Mr. Katz is a private investor. From March 2004 through December 2006, Mr.
  9 Michael Drive                         Katz served as the President and Chief Executive Officer of Gemini
  Scarsdale, New York 10583               Cosmetics, Inc., a prestige fragrance company. From 2003 through 2004, he served as the President of Strategem Creative Marketing Corporation, a
                                          marketing and consulting company which provided services to third parties, which included Mr. Nussdorf and certain members of his family, and certain of their affiliated companies. From 1991 through 2002, Mr. Katz served as
                                          President of Liz Claiborne Cosmetics, the prestige fragrance division of the
                                          Liz Claiborne Corporation. From 1986 to 1990, Mr. Katz served as President of Revlon's Beauty Care Division.

----------------------------------------------------------------------------------------------------------------------
Robert Mitzman                    51      Since 1981, Mr. Mitzman has served as Chief Executive Officer of Quick
  212 Fifth Avenue                        International Courier, a privately held courier company, with over 600
  New York, New York 10010                employees and over 4,000 agents and worldwide offices.  Mr. Mitzman was previously a member of Young Presidents Organization and currently serves on the Board of Directors of US Doctors for Africa.

----------------------------------------------------------------------------------------------------------------------

         There is no family relationship between Michael Katz and Neil Katz.

         Each of the Nominees has consented to being named as a nominee in this consent statement. Mr. Nussdorf does not expect that any of the Nominees will be unable to stand for election to the Board or to serve as a director if elected. In the event that a vacancy in the slate of Mr. Nussdorf's Nominees should occur unexpectedly, Mr. Nussdorf may appoint a substitute candidate selected by him. If Mr. Nussdorf determines to add nominees because the Company expands the size of the Board of Directors subsequent to the date of this consent statement, Mr. Nussdorf intends to supplement this consent statement.

         If elected, the Nominees will be responsible for managing the business and affairs of the Company. Each director of the Company has an obligation under the DGCL to discharge his duties as a director on an informed basis, in good faith, with the care an ordinarily careful and prudent person in a like position would exercise under similar circumstances and in a manner the director honestly believes to be in the best interests of the Company and the stockholders. In this regard, circumstances may arise in which the interests of Mr. Nussdorf and his affiliates, on the one hand, and the interests of other stockholders of the Company, on the other hand, may differ. In any such case, Mr. Nussdorf expects the Nominees to discharge fully their obligations to the Company and its stockholders under Delaware law.

         Each of Mr. Nussdorf's Nominees (other than Mr. Nussdorf and Michael
Katz), if elected, will be entitled to receive compensation customarily paid by the Company to its directors, which is described in the Company's revised definitive proxy statement filed with the Commission on August 25, 2006 (the "2006 Proxy Statement").

         Mr. Nussdorf has agreed to indemnify each Nominee, to the fullest extent permitted by the DGCL and other applicable law, against, and to hold each Nominee harmless from, any and all liabilities, losses, claims, damages, and expenses (including reasonable attorneys' fees and expenses) (collectively, "Losses") based upon or arising out of the matters set forth in this consent solicitation; provided, however, that Mr. Nussdorf will not be liable in any such case to the extent that any such Losses arise out of any inaccurate written information supplied by the Nominees for inclusion in any filings made with any federal or state governmental agency, including any consent solicitation materials (including this consent statement), or is found in a final judgment by a court, not subject to further appeal, to have resulted from bad faith, gross negligence or willful misconduct on the Nominees' part.


              BACKGROUND AND REASONS FOR THE CONSENT SOLICITATION

         On May 19, 2003, QKD, a privately-held corporation owned by Mr. Nussdorf, Stephen Nussdorf (Mr. Nussdorf's brother) and Arlene Nussdorf-Mark (Mr. Nussdorf's sister), acting together with Ilia Lekach, the Chairman and Chief Executive Officer of the Company, submitted a proposal to the Company to acquire all the outstanding shares of the Company's Common Stock, pursuant to a tender offer, at a price of $2.00 per share in cash (adjusted for a 2-for-1 stock split in June 2006). This proposal was contingent on the approval of the Board and the approval of QKD's lenders. QKD withdrew its proposal on June 12, 2003 because QKD was unable to obtain the approval of its lenders.

         Mr. Nussdorf has been generally familiar with the Company, its business and operations for many years. In 2003, acting through QKD, Mr. Nussdorf was prepared to acquire the Company with Ilia Lekach, but subsequent to that time, Mr. Nussdorf has observed what he believes to be the poor financial performance of the Company and the recent dramatic decline of the Company's stock price resulting from what Mr. Nussdorf believes to be an inadequate senior management team and a lack of Board oversight of senior management.

         From time to time, Mr. Nussdorf has purchased and sold shares of the Company's Common Stock. Commencing in August 2006, at which time Mr. Nussdorf did not beneficially own any shares of the Company's Common Stock, Mr. Nussdorf began acquiring shares of the Company's Common Stock, which he believed to be undervalued. Mr. Nussdorf also believed the value of the investment in the Company by all stockholders could be enhanced with a well-qualified and highly-respected Board and senior management team addressing certain business issues, as described below, in order to improve the Company's financial performance. Mr. Nussdorf currently is the beneficial owner of 2,212,629 shares, constituting approximately 12.0%, of the Company's Common Stock.

         On August 16, 2006, the Company issued a press release announcing that it had entered into a letter of intent to sell its Perry Ellis fragrance rights to Victory International (USA) LLC ("Victory") for a total of up to $140 million. The terms of the sale were to include up to $20 million for inventory, and $120 million for the fragrance rights paid in 60 equal monthly installments of $2 million each, commencing ninety days after closing.

         In a letter to the Board dated August 31, 2006, Mr. Nussdorf requested that the Board approve purchases of the Company's Common Stock by Mr. Nussdorf and Stephen Nussdorf of fifteen percent (15%) or more in the aggregate of the Company's outstanding shares of Common Stock for purposes of Section 203 of the DGCL. Mr. Nussdorf and Stephen Nussdorf sought the Board's approval because
Section 203 of the DGCL prohibits a Delaware corporation from engaging in a "business combination" with a person owning 15% or more of the corporation's voting stock for three years following the time that person becomes a 15% stockholder, with certain exceptions, if such person became a 15% stockholder without the Board's approval. Although Mr. Nussdorf has not determined whether or not he will acquire 15% or more of the Company's outstanding shares of Common Stock or make an acquisition proposal, the effect of the Board approval is that Mr. Nussdorf has been given the flexibility to purchase 15% or more of the Company's outstanding shares of Common Stock without becoming subject to the three year moratorium on engaging in a "business combination" with the Company pursuant to DGCL Section 203. By letter dated September 5, 2006, the Board granted such approval for such purchases, subject to the condition that Mr. Nussdorf and Stephen Nussdorf not become "interested stockholders" for purposes of Section 203 of the DGCL by acquiring Shares directly from any of the Company's directors.

         On September 6, 2006, the Company issued a press release announcing that it had engaged GLMAC (which had been the intermediary for the proposed sale of the Perry Ellis fragrance business) to assist the Company in the sale of certain non-core product lines.

         On September 7, 2006, Mr. Nussdorf and Lillian Ruth Nussdorf (Mr. Nussdorf's mother) filed a Schedule 13D with the Commission reporting that Mr. Nussdorf may seek to influence or serve on the Board or designate nominees for election to the Board. Subsequently, Mr. Nussdorf increased his beneficial ownership to approximately 12.2% of the Company's then outstanding shares of Common Stock.

         Commencing in September 2006, Mr. Nussdorf and his representatives had conversations with a limited number of other stockholders of the Company. Such discussions related generally to the displeasure of Mr. Nussdorf and such other stockholders with the Company's financial performance, the decline of the Company's stock price, the Company's management, the Company's failure to file required reports with the Commission on a timely basis, the Company's proposed sale of the Perry Ellis fragrance rights and the potential sale by the Company of other assets.

         On September 26, 2006, Mr. Nussdorf sent the following letter to the
Board:


         September 26, 2006

         Members of the Board of Directors
         Parlux Fragrances, Inc.
         3725 S.W. 30th Avenue
         Ft. Lauderdale, FL 33312

         Dear Board Members:

                  As you know, Lillian Ruth Nussdorf and I are major shareholders of Parlux Fragrances, Inc. ("Parlux" or the "Company") holding, at present, approximately 10.5%(1) of the outstanding shares of the Company. As indicated in our Schedule 13D filing, we may seek to influence or serve on the Board of Directors of the Company or designate nominees for election to the Board. In view of the fact that we are actively considering these actions in the foreseeable future, we strongly urge the Board to act in a fully informed and deliberate manner and not take any action that is inconsistent with the interests of the Company's shareholders.

                  In its Form 8-K filing and August 16th press release, the Company announced that it has "entered into a letter of intent to sell its Perry Ellis fragrance rights to Victory International (USA) LLC ("Victory") for a total of up to $140 million: $120 million for the fragrance rights and up to $20 million for inventory". In my view, this proposed transaction is contrary to the best interests of the Company and its shareholders for several reasons:

                  1. I have investigated the available information regarding Victory's financial wherewithal to consummate a transaction of this nature and to perform its obligations thereunder. As described in the Company's press release, this transaction would require Victory to pay $20 million at the outset and then make subsequent payments totaling $24 million per year (in $2 million monthly installments) for the next five years. Based on the financial information that Victory has made available to the industry through credit reporting agencies, its sales, profits and net worth do not appear to support such a payment obligation, even with the additional income generated from the sale of Perry Ellis fragrances. Moreover, there is no indication in the Company's disclosures as to whether Victory has obtained the financing necessary to fund its obligations to the Company.

                  It is likely that this transaction would transfer a significant and valuable asset of the Company without adequate assurances that its value would be realized, potentially resulting in a tie-up of the Perry Ellis brand while the Company attempts to retrieve the brand from Victory in the event of a failure by Victory to perform its financial obligations to the Company. In this connection, since Victory does not appear to have the means to fund this obligation, it is likely that it will have to manufacture inordinately large quantities of the Perry Ellis line and sell these quantities into mass and discount markets, and possibly to other wholesalers domestically and internationally, in order to fund this obligation. Such overproduction and non-department and specialty store sales will erode the value of the brand and strain relationships with the licensor, thereby resulting in a much less valuable asset coming back to Parlux in the event that Victory fails to meet its payment obligations to Parlux.

                  2. It is highly unlikely that the licensor of the Perry Ellis trademark would give their consent to a transaction such as this, especially since the proposed sale is to a non-affiliate and it constitutes, in effect, the sale of the entire Perry Ellis fragrance brand. Moreover, even if consent were to be contemplated, it is likely the licensor would demand a significant price for it, which would reduce the economic value of this transaction to the Company.

                  3. The proposed transaction constitutes a sale of the Company's principal asset, since sales of the Perry Ellis line over the past several fiscal years have ranged from 81% to 41% of the Company's total sales. In view of the significant contribution to sales and profitability of the Perry Ellis asset, I believe that its sale might well require approval of the Company's shareholders under Delaware General Corporation Law Section 271, which requires that shareholders vote on and approve a sale of all or substantially all of a company's property and assets. In any event, in view of our stated intentions, as well as the views of other large shareholders with whom we have spoken, it is contrary to the best interests of the Company,

----------------
(1) On September 26, 2006, the date of the letter, Mr. Nussdorf owned approximately 12.2% of the Company's then outstanding Shares. The discrepancy was due to a record keeping error and subsequently was corrected.

         and also contravenes principles of responsible management and good corporate governance, to proceed hastily with a transaction which could adversely impact shareholder value and expose the Company to a myriad of issues and problems.

                  We have retained as special counsel the firm of Skadden, Arps, Slate, Meagher & Flom LLP to advise us in connection with our investment in the Company and our available options relating thereto. I again urge the Board to proceed prudently, deliberately and in accordance with law in considering the proposed transaction. If the Board or management take any action that is detrimental to the Company or inconsistent with the best of interests of shareholders, we intend to take all actions necessary to hold each director or executive officer accountable and personally liable.

                  In view of the urgency of this matter, we are available to meet with members of the Board immediately and would like to do so as soon as possible, wherever and whenever is most convenient for the members of the Board.

                  I look forward to hearing from you promptly.

                                                       Very truly yours,

                                                       /s/ Glenn H. Nussdorf


         On October 9, 2006, the Company issued a press release disclosing that it had been informed by Perry Ellis International of its decision not to consent to the sale of the Perry Ellis fragrance rights to Victory.

         On October 17, 2006, Mr. Nussdorf and Lillian Ruth Nussdorf filed an amendment to their Schedule 13D indicating that as a result of Mr. Nussdorf's ongoing review and evaluation of the Company's business, he and his representatives had begun to communicate with the Company's management, Board and other stockholders with respect to operational, strategic, financial or governance matters, including the composition of the Board. The amended
Schedule 13D also disclosed that Mr. Nussdorf was exploring the possibility of making an acquisition proposal to acquire the Company in a business combination transaction, and that he and his representatives had preliminary discussions with potential financing sources to obtain the funds necessary for such a transaction. Mr. Nussdorf did not obtain, and has not obtained, any financing commitments. Mr. Nussdorf has made no determination at this time as to whether to submit an acquisition proposal and no assurances can be given as to whether or not Mr. Nussdorf will submit such a proposal to the Company.

         On November 13, 2006, the Company filed a Form 12b-25 notice of late filing with respect to its Quarterly Report on Form 10-Q for the three-month period ended September 30, 2006.

         On November 21, 2006, Mr. Nussdorf sent the following letter to the Board announcing his intention to commence a consent solicitation to replace the members of the Board:


         November  21, 2006


         BY FACSIMILE AND
         ----------------
         FEDERAL EXPRESS
         ---------------

         Board of Directors of Parlux Fragrances, Inc.
         c/o Mr. Ilia Lekach
         Chairman of the Board, Chief Executive Officer and President 3725 S.W. 30th Avenue
         Ft. Lauderdale, FL 33312

         Dear Board Members:

                  I am writing to advise you that I intend to commence a consent solicitation to remove all or a majority of the members of the Board of Directors of Parlux Fragrances, Inc. ("Parlux" or the "Company") and to fill vacancies created by such removal with individuals to be nominated by me.

                  As the beneficial owner of a substantial percentage of the outstanding shares of Parlux, I believe that much can be done to increase shareholder value and that it is time for immediate change at both the Board and management levels. The decline in the Company's share price from a high closing price of $18.96 earlier this year (after adjusting for a 2-for-1 split in June 2006) to the current $6.26 level (a decrease in shareholder value of 67%), the Company's recent disclosure of decreased sales and earnings for the quarter ended September 30, 2006, and the allegations in the recently amended class action lawsuit that the Company improperly recognized revenues on sales to related parties, have led me to conclude that the Board of Directors is failing to act in the best interests of the Company's shareholders and is not exercising appropriate oversight of management. I am convinced that a continuation of the status quo risks a further destruction of shareholder value and, accordingly, I intend to protect the value of my significant investment in the Company through a consent solicitation to replace members of the Board of Directors.

                  As I have publicly disclosed in my Schedule 13D filing, I am exploring the possibility of making an acquisition proposal to acquire the Company in a business combination transaction. While I have not made a decision at this time whether to pursue such a proposal, I strongly urge the Board not to take any action (such as the previously announced and subsequently abandoned sale of the Perry Ellis brand) which would materially modify or impact the Company's business, products or assets and could adversely effect the Company's value. In addition, the consent solicitation will present Parlux shareholders with a unique opportunity to express their views on the future direction of the Company.

                  In view of the foregoing, I am putting each director and executive officer on notice not to attempt to usurp the rights of shareholders to determine the Company's future direction, including any attempt to sell or otherwise dispose of or surrender any of its product lines, including, without limitation, the Perry Ellis brand.

                  I intend to take all actions necessary to hold each director and executive officer accountable if they approve or engage in any transaction with respect to the foregoing or which is otherwise inconsistent with the best interests of the Company and its shareholders.

                  In addition, Mr. Lekach is aware of my serious concern about the level of payments and benefits under existing severance agreements with him and three other senior executives of Parlux. I am putting Parlux's Board of Directors on notice that no payments should be made or benefits granted under these agreements until they are subjected to a thorough review by my nominees, if elected to the Board.


                                                         Sincerely,

                                                         /s/ Glenn H. Nussdorf


         On November 22, 2006, the Company issued a press release disclosing that it had been notified by the Nasdaq Stock Market that the Company's Common Stock was subject to delisting pursuant to Nasdaq Marketplace Rule 4310(c)(14) due to the Company's failure to make a timely filing of its Form 10-Q for the period ended September 30, 2006. The Company stated in its press release that it would request a hearing before the Nasdaq Listing Qualifications Panel (the "Panel"), which request would automatically defer the delisting of its Common Stock pending the Panel's review and determination. On January 9, 2007, the Company issued a press release disclosing that Nasdaq had set a hearing date of February 1, 2007 in response to the Company's request for a hearing before the Panel. The Company's Common Stock will continue to be traded on the Nasdaq National Market pending the Panel's decision.

         Also, on November 22, 2006, the Company filed a Form 8-K with the Commission disclosing the resignation of Isaac Lekach from the Company's Board of Directors on November 16, 2006. Isaac Lekach is Ilia Lekach's 25-year old son.

         Subsequent to sending his November 21, 2006 letter to the Board, Mr. Nussdorf decided to terminate his efforts to obtain financing for a possible acquisition of the Company in view of the Company's failure to file its Quarterly Report on Form 10-Q for the three-month period ended September 30, 2006. Mr. Nussdorf believed then, and continues to believe, that his efforts to obtain financing on terms acceptable to him would be dependent on the availability of current financial information about the Company. As stated above, Mr. Nussdorf did not obtain, and has not obtained, any financing commitments. At this point in time, Mr. Nussdorf has not determined whether he will submit an acquisition proposal, and is unable to determine, if he were to pursue an acquisition proposal, whether he would be able to obtain financing on terms acceptable to him. Mr. Nussdorf has not sought any equity investors to participate with him in any possible acquisition of the Company.

         On December 6, 2006, the Company issued a press release disclosing the completion of an all cash transaction in which Perry Ellis International reacquired the license for its Perry Ellis Fragrance brand from the Company for $63 million in cash, subject to price adjustments for inventory levels.

         On January 9, 2007, the Company issued a press release disclosing, among other things, that the Company's Board had authorized stock repurchases of up to 10 million Shares of Common Stock, constituting almost 55% of the Company's currently outstanding Shares.

         On January 10, 2007, Mr. Nussdorf and Lillian Ruth Nussdorf filed an amendment to their Schedule 13D disclosing that Mr. Nussdorf sent the following letter to the Board expressing his concern that stock repurchases may be made for the purpose of, and in a manner designed to, entrench the Company's current management and Board:

         January 10, 2007

         VIA FACSIMILE AND OVERNIGHT MAIL

         Board of Directors of Parlux Fragrances, Inc.
         c/o Mr. Ilia Lekach
         Chairman of the Board and Chief Executive Officer
         Parlux Fragrances, Inc.
         3725 S.W. 30th Avenue
         Fort Lauderdale, FL  33312

         Dear Board Members:

                  On Monday, January 8, 2007, Parlux Fragrances, Inc. (the "Company") issued a press release announcing a record date of January 17, 2007 in connection with my solicitation of consents from the Company's stockholders for the purposes of removing, without cause, all members of the Company's Board of Directors and electing myself and my five other nominees as directors of the Company.

                  On Tuesday, January 9, 2007, the Company issued a press release announcing that you, the Company's Board of Directors, have authorized stock repurchases of up to 10 million shares of the

         Company's common stock. This is an extraordinarily large stock repurchase authorization, covering almost 55% of the Company's approximately 18,430,000 outstanding shares.

                  In light of the fact that my consent solicitation will be commencing very shortly, that the record date is one week from today, and that the Board has just authorized massive stock repurchases, I am understandably concerned that the stock repurchases may be made for the purpose of, and in a manner designed to, entrench the Company's current management and Board of Directors. I believe that any use of corporate funds for such purpose would constitute an unconscionable breach of fiduciary duty and misuse of corporate assets and, in such event, I intend to hold you responsible.

                  I demand that the Company make immediate, full and clear public disclosure of the purposes of the massive stock repurchase authorization and how it is intended that any shares repurchased by the Company, whether prior to, on, or after the record date, will be treated for purposes of my consent solicitation.

                                                       Very truly yours,

                                                       /s/ Glenn H. Nussdorf

         On January 11, 2007, Mr. Nussdorf received the following letter from the Board which purported to invite him to submit an acquisition proposal:

         January 11, 2007

         Glenn H. Nussdorf
         2060 Ninth Avenue
         Ronkonkoma, NY 11779

         Dear Mr. Nussdorf:

         According to your SEC filings, for almost three months you have been "exploring the possibility of making an acquisition proposal for Parlux" and you and your representatives have "had preliminary discussions with potential financing sources to obtain the funds necessary for such a transaction." Yet to date, no acquisition proposal has been forthcoming. We want to take this opportunity to invite you to submit a bona fide acquisition proposal to the Board of Directors of Parlux. Although Parlux is not currently for sale, we are focused on enhancing value for all of our stockholders. Consistent with our fiduciary duties to Parlux shareholders, your acquisition proposal would be given full and fair consideration by the Board.

         We believe that the interests of all Parlux stockholders are best served if your proposal is considered by Parlux's duly-elected independent Board of Directors. Notwithstanding your statements to the contrary, we find it unreasonable to believe that your hand-picked nominees, all but one of whom are business associates of you or your affiliates, will exercise any real independent oversight over an acquisition proposal submitted by you.

         We find it disingenuous, after three months of "exploring the possibility of making an acquisition proposal," to ask stockholders to give you control of the company as you continue your evaluation process. If you are truly interested in acquiring the company, as stated above, you are welcome to submit a bona fide proposal. However, should you continue your efforts to take control of Parlux without compensating stockholders for their investment in the company, we will vigorously oppose your efforts.

         On behalf of the Board of Directors,

         /s/ Ilia Lekach

         Ilia Lekach
         Chairman and Chief Executive Officer
         Parlux Fragrances, Inc.

         In response, on January 16, 2007, Mr. Nussdorf sent the following letter to the Board:

         January 16, 2007

         VIA FACSIMILE AND OVERNIGHT MAIL
         --------------------------------

         Board of Directors of Parlux Fragrances, Inc.
         c/o Mr. Ilia Lekach
         Chairman of the Board and Chief Executive Officer
         Parlux Fragrances, Inc.
         3725 S.W. 30th Avenue
         Fort Lauderdale, FL  33312

         Dear Board Members:

                  Given the current state of affairs at Parlux, your January 11 letter to me appears to be nothing more than public posturing in an effort to influence votes in my solicitation of consents to remove each of you from office and elect a new Board of Directors.

                  My position on a possible acquisition of Parlux is entirely clear, and is set out in detail in several SEC filings I have made during the past few weeks. I also have explicitly stated in my SEC filings that any acquisition proposal I might make would be considered by a committee of independent directors and that, in such event, it is anticipated that the "committee will entertain proposals from third parties" and "will only accept the proposal that reflects the reasonably highest value for stockholders."

                  This is important information for Parlux stockholders and the investing public, and should not have been omitted from your letter, your press release and your SEC filings.

                  I cannot imagine that you seriously believe that anyone would make a bona fide acquisition proposal at the present time. Among other things:

            o Parlux has failed, for the third time in the past 12 months, to make a timely filing of its financial information with the SEC. Parlux's last published financial statements are for the period ended June 30, 2006 -- a period that ended more than six months ago;

            o As a result of Parlux's failure to file timely financial reports, the company faces possible delisting by Nasdaq, and faces a hearing on potential delisting on February 1; and

            o Due to allegations of financial improprieties in a class action lawsuit, Parlux's Board has found it necessary, as stated in your SEC filings, to "engage experienced Special Audit Committee Counsel" and such counsel "engaged experienced independent forensic accountants to investigate the allegations." These investigations by special counsel and forensic accountants are pending and Parlux has not announced their results, which results could be material to any buyer of the company.

                  Under these circumstances, your "invitation" that I make an acquisition proposal cannot be serious.

                  If you, as a Board, really want to protect and enhance stockholder value, I would suggest that you focus immediately on the appropriateness and legality of the existing severance agreements with

         Messrs. Lekach, Buttacavoli, Vercillo and Purches. I have stated that my nominees, if elected, intend to immediately review these agreements and do not intend to permit Parlux to make payments or provide benefits until after such review is completed.

                  It appears that the minimum cash payments under the four severance agreements would be $1,425,000 to Mr. Lekach, $975,000 to Mr. Buttacavoli, $300,000 to Mr. Vercillo and $250,000 to Mr. Purches. The actual amounts, as you know, could be substantially greater. In addition, Messrs. Lekach and Buttacavoli would be awarded a total of 2,320,000 additional options at exercise prices ranging from 93 cents to $1.22. This, of course, would result in very substantial dilution to other stockholders. These payments and benefits are very unusual and, in view of the substantial amounts involved, could have a significant impact on the value to be received by Parlux stockholders in any acquisition.

                                                      Sincerely,

                                                      /s/ Glenn H. Nussdorf

         Mr. Nussdorf believes that the election of the Nominees to the Board of Directors will provide the stockholders of the Company with a Board comprised of individuals with integrity and extensive business experience. In addition, Mr. Nussdorf, Michael Katz and Neil Katz have significant experience in the fragrance industry. Mr. Nussdorf also believes that the Nominees have the skills and conviction to evaluate management performance and would be capable of assisting with the selection of highly qualified senior executives. If elected, the Nominees intend to terminate Mr. Lekach's employment and to appoint Mr. Nussdorf as Chairman of the Board and Chief Executive Officer and Michael Katz as Vice Chairman of the Board. Mr. Nussdorf believes the replacement of Mr. Lekach, and possibly other members of the Company's senior management, is necessary in order to take such actions as may be necessary to stem the downward trend of the Company's stock price.

         Mr. Nussdorf believes that there are numerous business issues that need to be addressed at the Company in order to improve the Company's financial performance, such as:

            o Reviewing sales outside of the United States, including sales to any parties affiliated with Mr. Lekach, in order to ascertain whether such products are being diverted back into the United States at lower prices, and if so, to minimize such diversions. The Company's licensing agreements generally prohibit the Company from reselling products in the domestic wholesale market, yet such products are being found in the domestic wholesale market indicating such diversion is taking place. Mr. Nussdorf believes that reducing the amount of diverted products will enhance the value of the brands by preventing the oversupply of these products in domestic markets, which tends to cause downward pressure on retail prices by hurting the exclusive image of and the ability to market these designer brands as luxury items.

            o Improving communications with stockholders and analysts to increase transparency and to establish accurate and realistic expectations for financial performance.

            o Enhancing the Company's buying expertise with the expectation that this will, over time, decrease the Company's cost of goods sold.

            o Improving the Company's relationship with existing licensors, with a focus on monitoring compliance with all licensing requirements.

            o Suspending any further sales of important fragrance brands, pending full review of the Company's business, to ensure that any sales that do occur are for full and fair value.

The terms of Mr. Nussdorf's employment as Chairman and Chief Executive Officer would be set by a newly-constituted Compensation Committee of the Board of Directors, which is expected to consist of solely independent directors.

Neither Mr. Nussdorf nor the other Nominees have determined which independent Nominees will serve on the Compensation Committee.

         Mr. Nussdorf believes that prompt and decisive action is needed to increase investor confidence in the Company and to enhance stockholder value, and that the quickest and surest way to do so is to bring in a new, well-qualified and highly-respected Board and senior management team. As evidence of what he believes to be an increasing lack of confidence in the current senior management team, Mr. Nussdorf cites the following:

     o Since February 22, 2006, the price of the Company's Common Stock has declined from $18.96 (adjusted for a 2-for-1 stock split in June 2006) (the highest closing price during the last twelve months) to $5.90 on January 17, 2007, which represents a dramatic decrease of 69%;

     o The recent disclosure by the Company on January 9, 2007 in a press release disclosing selected financial results for the three month period ended September 30, 2006 that its net sales for the quarter ended September 30, 2006 decreased by approximately 1% compared to the same period in the prior year and its net income for the quarter ended September 30, 2006 decreased by approximately 20% compared to the same period in the prior year;

     o The inability of the Company to timely file its required reports with the Commission three times within the past twelve months, including the Company's failure as of the date of this consent statement to file its Form 10-Q for the period ended September 30, 2006, which should have been filed with the Commission by November 9, 2006;

     o The Company has now been threatened with delisting by the Nasdaq Stock Market on three separate occasions within the past twelve months due to the Company's failure to make timely filings of its Form 10-Qs for the periods ended June 30, 2006 and September 30, 2006 and for its failure to make a timely filing of its Form 10-K for the fiscal year ended March 31, 2006;

     o The allegations of gross mismanagement, fraud and generation of fictitious revenues contained in the amended complaint in Thomas Haugh
         v. Parlux Fragrances, Inc., Ilia Lekach and Frank A. Buttacavoli, and the announced review of these new allegations by the Company's Audit Committee; and

     o The sales by Ilia Lekach, Chairman and Chief Executive Officer of the Company, Frank Buttacavoli, Chief Financial Officer, Chief Operating Officer and Executive Vice-President of the Company, and Esther Egozi Choukroun, Glenn Gopman, Isaac Lekach and David Stone, each directors of the Company at the time of the sales, between February 13, 2006 and March 24, 2006, of an aggregate of 974,200 Shares of the Company's Common Stock, at prices ranging from $15.80 to $19.01 (adjusted for a 2-for-1 split in June 2006), at a time when the Company's share price was near its recent all time high. By contrast, on January 17, 2007, the Company's stock price closed at $5.90.

         Mr. Nussdorf expects that the Nominees, if elected, will provide a new voice and fresh perspective to the Company, including a new perspective on management direction, championing reform of executive compensation, perquisites, related party transactions and management incentives and generally bringing focus to the enhancement of stockholder value.

         In addition to the removal of Mr. Lekach, the Nominees, if elected, intend to appoint a Strategic Alternatives Committee of the Board of Directors (the "Committee") which is expected to consist of Messrs. Angel, D'Agostino and Neil Katz, who Mr. Nussdorf believes will be independent members of the Board.

         The Committee will be directed by the Board to actively review strategic alternatives, such as third party acquisition proposals for the Company, including any acquisition proposal which possibly may be made by Mr. Nussdorf or any of his affiliates, in order to effectively protect and enhance stockholder value. If Mr. Nussdorf's Nominees are elected, Mr. Nussdorf intends to request the Board's approval to review and assess the financial condition, results of operations, cash flows and prospects of the Company and may explore the possibility of making an acquisition proposal. Mr. Nussdorf's decision whether or not to make an acquisition proposal will depend primarily on the results of Mr. Nussdorf's review of the Company's books and records and his assessment of the financial condition, results of operations, cash flows and outstanding litigation of the Company, as well as discussions with officers, customers and suppliers of the Company and the interest of potential financing sources to fund any such acquisition. At this point in time, Mr. Nussdorf has not determined whether he will submit an acquisition proposal, and is unable to determine, if he were to pursue an acquisition proposal, whether he would be able to obtain financing on terms acceptable to him. No assurances can be given as to whether or not Mr. Nussdorf will submit an acquisition proposal to the Company after completing this review, or what the terms of any such proposal might be. In the event that Mr. Nussdorf makes a proposal to acquire the Company, it is anticipated that the Committee will entertain proposals from third parties and that the Committee will only accept the acquisition proposal that reflects the reasonably highest value for stockholders. The Committee also will suspend any further sales of the Company's non-core product lines pending full review of the Company's business and assurance that such sales would be for full and fair value. In addition, the Committee will consider and evaluate whether there are other transactions or alternatives, such as acquisitions of additional brands or a share repurchase program, which could be implemented to further their goal of enhancing stockholder value. The Committee and the other Nominees, including Mr. Nussdorf, will not authorize or otherwise cause the Company to enter into any strategic transaction, including an acquisition with respect to the Company by Mr. Nussdorf or any of his affiliates, unless the Nominees conclude that such transaction is in the best interest of the Company's stockholders.

         In the event that the Company enters into an acquisition transaction with any third party, including Mr. Nussdorf or any of his affiliates, it is expected, depending upon the structure of the transaction, that the Company's stockholders would have the opportunity to approve any such transaction, either by voting at a special meeting of stockholders or tendering their shares into any acquiror offer, in each case after receiving detailed disclosures and information about the proposed business combination transaction. In the event that the acquiror is an "affiliate" of the Company (which Mr. Nussdorf would be if the Nominees are elected), such transaction may be subject to Rule 13e-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which is applicable to certain "going private" transactions. If applicable, Rule 13e-3 would require, among other things, that certain information concerning the fairness of the proposed transaction and the consideration offered to stockholders be filed with the Commission and disclosed to stockholders prior to the consummation of the transaction.

         The Nominees, if elected, also intend to immediately review the executive compensation programs of the Company, including the appropriateness and legality of the existing severance agreements with Messrs. Lekach, Buttacavoli and two consultants (See "Certain Employment and Other Agreements"). The Nominees do not intend to permit the Company to make payments or provide benefits under these agreements until after such review is completed. Messrs. Lekach, Buttacavoli and two consultants may take legal action against the Company to compel the Company to make severance payments and/or provide benefits under their respective agreements. According to their employment and consulting agreements, the Company is required to pay the legal fees of Messrs. Lekach, Buttacavoli and two consultants regardless of the outcome of any such litigation. While Mr. Nussdorf cannot predict the amount of any such legal fees, such legal fees, in the aggregate, may be significant. In the event of such litigation, the Nominees intend to challenge the provision requiring the payment of legal fees regardless of the outcome (See "Employment Agreements of Ilia Lekach and Frank Buttacavoli" and "Consulting Agreements of Albert Vercillo and Frederick Purches"). If these payments or benefits are made prior to the election of the Nominees to the Board of Directors, the Nominees may authorize appropriate legal action to recover any such payments or benefits and to hold the incumbent directors responsible for permitting such payments and benefits to be made. Other than the severance agreements referred to above, the Company has not disclosed any employment agreements with any other executive, consultant or employee.

         The Nominees, if elected, also intend to actively pursue and, if appropriate, expand the ongoing investigation by the Audit Committee into the allegations of a consolidated class action suit alleging improper revenue recognition and undisclosed transactions with related parties, as announced by the Company on November 13, 2006 in its Form 12b-25 notice of late filing of the Company's Quarterly Report on Form 10-Q for the three month period ended September 30, 2006.

                    CERTAIN EMPLOYMENT AND OTHER AGREEMENTS


EMPLOYMENT AGREEMENTS OF ILIA LEKACH AND FRANK BUTTACAVOLI

         On June 1, 2005, the Company entered into an employment agreement with each of Ilia Lekach, Chairman of the Board and Chief Executive Officer of the Company (the "Lekach Agreement"), and Frank Buttacavoli, Chief Financial Officer, Chief Operating Officer, Executive Vice President and a director of the Company (the "Buttacavoli Agreement," together with the Lekach Agreement, collectively, the "Agreements"). Subject to termination provisions specifically set forth in the Agreements, the Agreements provide for an initial term which will expire on March 31, 2009, and that upon the expiration of the initial term, each Agreement will be extended for a period of three years, unless either party gives a notice of non-renewal at least six months prior to the expiration of the initial term.

         The Lekach Agreement provides for annual base salaries of $400,000, $475,000, $525,000 and $600,000 for the twelve-month periods ending on March 31, 2006, 2007, 2008 and 2009, respectively. The Buttacavoli Agreement provides for annual base salaries of $285,000, $325,000, $350,000 and $400,000 for the
twelve-month periods ending on March 31, 2006, 2007, 2008 and 2009, respectively.

         According to the 2006 Proxy Statement, as of August 25, 2006, Mr. Lekach owned (a) immediately exercisable warrants to purchase 300,000 shares of Common Stock of the Company at an exercise price of $1.21875 per share under his employment agreement, dated as of November 1, 1999, (b) immediately exercisable warrants to purchase 1,000,000 shares of Common Stock of the Company at an exercise price of $1.22 per share granted on June 8, 2001 and (c) immediately exercisable warrants to purchase 1,000,000 shares of Common Stock of the Company at an exercise price of $0.93 per share under his employment agreement, dated as of May 1, 2002; and Mr. Buttacavoli owned (a) immediately exercisable warrants to purchase 120,000 shares of Common Stock of the Company at an exercise price of $1.21875 per share under his employment agreement, dated as of November 1, 1999, (b) immediately exercisable warrants to purchase 200,000 shares of Common Stock of the Company at an exercise price of $1.22 per share granted on June 8, 2001 and (c) immediately exercisable warrants to purchase 400,000 shares of Common Stock of the Company at an exercise price of $0.93 per share under his employment agreement, dated as of May 1, 2002.(2)

         According to his Form 4 filed with the Commission on December 5, 2006, Mr. Lekach exercised certain of his outstanding options to acquire 700,000 shares of Common Stock for a purchase price of $0.93 per share.

         Under the terms of the Agreements, each of Mr. Lekach and Mr. Buttacavoli (each an "Executive," collectively, the "Executives") is entitled to a severance payment in the event his employment is terminated by the Company without "cause" or if the Executive terminates his employment for "good reason." The occurrence of a change of control constitutes "good reason" under the Agreements. In the event of a termination upon the occurrence of a change of control, each Executive would be entitled to the following:

         (a) Upon a termination of employment by the Company without cause following a change of control, a lump sum payment (or at the Executive's election, in installments) equal to the greater of
               (i) twice the entire salary due to the Executive until the end of the term of the Agreement based on an annual base salary at the highest rate in effect during the twelve months immediately preceding the termination or (ii) three (3) times the Executive's annual salary, based on the highest salary rate in effect during the twelve month period immediately prior to the termination date;

         (b) Upon a termination of employment by the Executive for "good reason" as a result of a change of control, a lump sum payment (or at the Executive's election, in installments) equal to the greater of (i) twice the average compensation of the Executive during the Agreement for the taxable years prior to such termination or (ii) three (3) times the Executive's annual salary, based on the highest rate in effect during the twelve month period immediately prior to the termination date. In

------------------

(2) The number of outstanding stock options and exercise prices are adjusted for a 2-for-1 stock split in June 2006.

               determining the average compensation, the Company is required to take into account, among other things, salary, bonus, values realized upon option exercises or any other payments received by the Executive during the five years prior to the date of the change of control.

         In addition to the payments and benefits described above, in the event of a change of control, the Agreements require the Company to double the number of each Executive's outstanding unexercised "options" (which term appears to be used interchangeably with "warrants" in the Agreements) while retaining the original exercise price. The table below summarizes the doubling of existing warrants for Messrs. Lekach and Buttacavoli.


                          Summary of Ilia Lekach's Outstanding Warrants
                          ---------------------------------------------

                                  Number of
                                   Warrants                      Number of Warrants if Doubled
          Date of Agreement      Outstanding    Exercise Price   Following a Change of Control
        ----------------------- --------------- ---------------- -------------------------------
        November 1, 1999           300,000         $1.21875                 600,000
        ----------------------- --------------- ---------------- -------------------------------
        June 8, 2001              1,000,000          $1.22                 2,000,000
        ----------------------- --------------- ---------------- -------------------------------
        May 1, 2002                300,000           $0.93                  600,000
        ----------------------- --------------- ---------------- -------------------------------

                       Summary of Frank Buttacavoli's Outstanding Warrants
                       ---------------------------------------------------

                                  Number of
                                   Warrants                      Number of Warrants if Doubled
          Date of Agreement      Outstanding    Exercise Price   Following a Change of Control
        ------------------------ --------------- ---------------- -------------------------------
        November 1, 1999            120,000         $1.21875                 240,000
        ------------------------ --------------- ---------------- -------------------------------
        June 8, 2001                200,000           $1.22                  400,000
        ------------------------ --------------- ---------------- -------------------------------
        May 1, 2002                 400,000           $0.93                  800,000
        ------------------------ --------------- ---------------- -------------------------------


         In the event of a change in control, the Company is required to (i) provide each Executive with continuation of health and hospitalization benefits until the later of (x) the end of the term of the Agreement or (y) eighteen months following termination of employment, and (ii) pay each Executive all of his legal fees and expenses incurred in contesting or disputing any termination provision, regardless of the outcome. Also, upon a change of control, each Executive is no longer subject to any restrictive covenants under his Agreement.

         Under the Agreements, a change of control is deemed to have occurred upon the occurrence of an event or series of events (whether or not approved by the Board) by which any person or other entity or group of persons or other entities acting in concert together, as determined in accordance with Section 13(d) of the Exchange Act, with its or their affiliates or associates shall, as a result of a tender offer or exchange offer, open market purchases, privately negotiated purchases, merger or otherwise (including pursuant to receipt of revocable proxies) (a) be or become directly or indirectly the beneficial owner of more than 30% of the combined voting power of the then outstanding Common Stock of the Company or (b) otherwise have the ability to elect, directly or indirectly, a majority of the members of the Board.

         Accordingly, Mr. Nussdorf's solicitation of written consents to remove, without cause, all existing members of the Company's Board and to elect the Nominees, if successful, may constitute a change of control under the Agreements, resulting in severance payments and the "doubling" of the Executives' respective options. See "Background and Reasons for the Consent Solicitation" for a description of certain actions which the Nominees intend to take with respect to the Agreements.


CONSULTING AGREEMENTS OF ALBERT VERCILLO AND FREDERICK PURCHES

         On June 1, 2005, the Company entered into consulting agreements with each of Albert Vercillo (the "Vercillo Agreement") and Frederick Purches (the "Purches Agreement," together with the Vercillo Agreement, collectively, the "Consulting Agreements"). The Consulting Agreements provide for an initial term which will expire on March 31, 2009, and that upon the expiration of the initial term, each Consulting Agreement will be extended for a period of one year, and from year to year thereafter, unless either party gives a notice of non-renewal at least six months prior to the expiration of the initial or extended term.

         The Vercillo Agreement provides for annual compensation of $150,000, $125,000 and $100,000 for the periods ending March 31, 2007, 2008 and 2009, respectively. The Purches Agreement provides for annual compensation of $125,000. The Company granted each of Mr. Vercillo and Mr. Purches (each a "Consultant," collectively, the "Consultants") non-qualified stock options to purchase 60,000 shares of the Company's Common Stock at an exercise price of $1.125 per share under consulting agreements, each dated November 1, 1999. The Company granted each Consultant additional non-qualified stock options to purchase 60,000 shares of the Company's Common Stock at an exercise price of $0.93 per share under consulting agreements, each dated May 1, 2002.(3)

         Under the terms of the Consulting Agreements, in the event of a change of control, as defined above in "Employment Agreements of Ilia Lekach and Frank Buttacavoli," the Consultants are entitled to a lump sum payment equal to the greater of (a) twice the amount then due through the end of their term under the Consulting Agreements or (b) two times the annual compensation paid to the Consultant. In addition to these payments, in the event of a change of control, the Consulting Agreements require the Company to double the quantity of each Consultant's outstanding unexercised options while retaining the original purchase price. In addition, the Company is required to pay each Consultant all of his legal fees and expenses incurred in contesting or disputing any termination provision, regardless of the outcome.

         Accordingly, Mr. Nussdorf's solicitation of written consents to remove, without cause, all existing members of the Board and to elect the Nominees, if successful, may constitute a change of control under the Consulting Agreements, resulting in a lump sum payment and the "doubling" of the Consultants' respective options.


REVOLVING CREDIT AND SECURITY AGREEMENT

         On July 20, 2001, the Company entered into a revolving credit and security agreement (the "Credit Agreement") with GMAC Commercial Credit LLC ("GMACCC"). As amended on January 10, 2006, the Credit Agreement enables the Company to borrow up to $35,000,000 at an interest rate of 0.25% below the prime rate with a maturity date of July 20, 2008.

         The Credit Agreement's terms provide that the occurrence of any change of control is an event of default that makes all obligations of the Company under the Credit Agreement immediately due and payable at GMACCC's option. A change of control is defined in the Credit Agreement as the occurrence of any event that results in a transfer of control of the Company, including the power, direct or indirect, (i) to vote 50% or more of the securities having ordinary voting power for the election of Company's directors or (ii) to direct or cause the direction of the management and policies of the Company by contract or otherwise.

         According to the Company's Form 10-Q for the three month period ended June 30, 2006, the Company had $31,812,043 outstanding under the Credit Agreement. On January 9, 2007, the Company issued a press release stating that it had paid down its bank debt. To the extent that outstanding debt exists under the Credit Agreement in the future, Mr. Nussdorf's consent solicitation, if successful, may constitute a change of control under the Credit Agreement. The Nominees intend to cause the Company to seek a waiver from GMACCC for any event of default resulting from the election of the Nominees, or if such waiver is not obtained, the Nominees intend to cause the Company to seek refinancing of the Company's outstanding indebtedness under the Credit Agreement to the extent that any outstanding indebtedness exists. There can be no assurances that any such waiver or refinancing, if necessary, will be obtained.

------------------

(3) The number of outstanding stock options and exercise prices are adjusted for a 2-for-1 stock split in June 2006.

               INTERESTS OF PARTICIPANTS IN THIS SOLICITATION AND
             CERTAIN BUSINESS RELATIONSHIPS BETWEEN THE COMPANY AND
                 MR. NUSSDORF, AND THEIR RESPECTIVE AFFILIATES


         This consent solicitation is being conducted by Mr. Nussdorf with the assistance of certain other Participants as identified in Annex A. Information in this consent statement and in Annex A about each Participant was provided by that Participant. There are various business and financial relationships between Mr. Nussdorf and certain of his affiliates and family members, on the one hand, and the Company and its affiliates, on the other hand, as set forth below.


2003 ACQUISITION PROPOSAL

         On May 19, 2003, Quality King Distributors, Inc. ("QKD"), a privately-held corporation owned by Mr. Nussdorf, Stephen Nussdorf (Mr. Nussdorf's brother) and Arlene Nussdorf-Mark (Mr. Nussdorf's sister), acting together with Ilia Lekach, the Chairman and Chief Executive Officer of the Company, submitted a proposal to the Company to acquire all the outstanding shares of the Company's Common Stock, pursuant to a tender offer, at a price of $2.00 per share in cash (adjusted for a 2-for-1 stock split in June 2006). This proposal was contingent on the approval of the Board and the approval of QKD's lenders. QKD withdrew its proposal on June 12, 2003 because QKD was unable to obtain the approval of its lenders.


MODEL REORG, INC.

         Mr. Nussdorf is a principal stockholder of Model Reorg, Inc. ("Model"). Model is a privately-held holding corporation that is controlled by Mr. Nussdorf, Stephen Nussdorf and Arlene Nussdorf-Mark. Model is the parent of a group of fragrance companies, including Quality King Fragrance, Inc. ("QKF"), Scents of Worth, Inc. ("Scents"), Northern Group, Inc. ("Northern Group"), and Five Star Fragrance Company, Inc. ("Five Star") (collectively, the "Model Reorg Group").

         QKF and Northern Group are wholesale distributors of fragrances selling primarily to the mass retail store market and, to some extent, to other wholesalers as well. These companies do not sell to the department store market. Five Star is the owner of and licensee of several designer fragrance brands that it resells to the mass retail store market. Scents is a consignor of fragrance products that consigns fragrances on an exclusive basis to several retail chains.

         While the Company is not a supplier to the Model Reorg Group, the Company has, for a limited time, been a customer of Five Star. Five Star had net sales of $927,288 (which does not reflect a $150,000 credit issued to the Company during 2006) to the Company during the period from September 2003 through April 2006 (at which time the relationship terminated) representing the sale of Royal Copenhagen branded fragrance merchandise, which the Company then exclusively distributed to the department store market.


PERFUMANIA AND ECMV

         Perfumania, Inc. ("Perfumania") is one of the Company's largest customers and is a wholly-owned subsidiary of E Com Ventures, Inc. ("ECMV"). Mr. Nussdorf and Stephen Nussdorf beneficially own an aggregate of approximately 45% of the shares of common stock of ECMV. According to the 2006 Proxy Statement, the Company had net sales to Perfumania of $23,517,313, $35,330,772, and $31,964,407 during the fiscal years ended March 31, 2006, 2005 and 2004, respectively.

         On January 30, 2004, Mr. Lekach, IZJD Corp. and Pacific Investment Group, Inc., each of which are wholly-owned by Mr. Lekach, and Mr. Lekach's wife, Deborah Lekach (collectively, "Lekach Group"), entered into an option agreement with Mr. Nussdorf and Stephen Nussdorf, pursuant to which Mr. Nussdorf and Stephen Nussdorf were granted options to acquire up to an aggregate 720,954 shares of ECMV's common stock beneficially owned by members of the Lekach Group, for a purchase price of $12.70 per share exercisable in specified installments. Mr. Nussdorf and Stephen Nussdorf have acquired all 720,954 shares of ECMV pursuant to such agreement from the Lekach Group. In

February 2004, Stephen Nussdorf was appointed Chairman of the Board and a director of ECMV and Michael Katz became President, Chief Executive Officer and a director of ECMV.

         Mr. Lekach served as Chairman of the Board and Chief Executive Officer of ECMV until his employment was terminated by ECMV's board of directors on February 10, 2004. According to Mr. Lekach's most recent Schedule 13D filed with the Commission on October 31, 2006, he beneficially owns an aggregate of 120,000 shares (approximately 4%) of ECMV's common stock. Mr. Lekach is not currently an officer or director of ECMV.

         On November 10, 2006, Model made a proposal to the Board of Directors of ECMV whereby Model would be acquired by ECMV and all of Model's outstanding common stock would be converted into 6,396,649 shares of ECMV common stock. Following this conversion, Mr. Nussdorf and Stephen Nussdorf would beneficially own an aggregate of approximately 80.90% of ECMV's outstanding common stock. On November 17, 2006, ECMV issued a press release disclosing that a special committee of independent directors had been formed to review and evaluate the proposed offer.

         On October 31, 2006, Model and Jacavi Holdings, Inc. ("Jacavi Holdings") entered into a joint venture agreement under which, upon its consummation, Jacavi Holdings will contribute its fragrance business and Model will provide financing to Jacavi, LLC ("Jacavi"), a joint venture entity, of which Model and Jacavi Holdings each own 50%. Model and Jacavi Holdings have agreed that in the event Model enters into a merger agreement with ECMV, then Jacavi Holdings will be merged into Model immediately prior to the effective time of the merger of Model and ECMV.

         Jacavi Holdings operates a wholesale fragrance business through two entities owned by Jacavi Holdings, Integrated Global Resources, LLC ("Integrated Global") and Distribution Concepts, LLC. Integrated Global was a customer of the Company during the Company's fiscal year ended March 31, 2006. The Company sold $3,100,281 in fragrance products to Integrated Global during the fiscal year ended March 31, 2006, which constituted approximately 1.7% of the Company's total net sales for the period.


STEPHEN NUSSDORF AND ILIA LEKACH

         On July 14, 2003, Mr. Lekach issued a promissory note (the "Promissory Note"), guaranteed by Mr. Ilia Lekach's wife, Deborah Lekach, in the amount of $3,500,000 payable to Stephen Nussdorf, the brother of Mr. Nussdorf, bearing a six percent (6%) annual interest rate. There is no guaranty or security for the Promissory Note, other than the guaranty by Deborah Lekach. The principal of the Promissory Note was to be due and payable in full on July 14, 2008 with monthly interest payments to be made until that time. On September 25, 2006, Stephen Nussdorf sent Mr. Lekach a letter notifying him that he was in default of his payment obligations under the Promissory Note and that, as a result, the outstanding principal balance was thereby accelerated and due immediately, in accordance with the terms of the Promissory Note. The letter demanded immediate payment of $4,153,916.66, representing the principal balance of the note and the accrued interest. Mr. Lekach has not made any such payment and is currently in default of the Promissory Note. On December 8, 2006, Stephen Nussdorf filed a lawsuit in the United States District Court for the Southern District of New York against Mr. Lekach and his wife to recover the unpaid principal balance and accrued and unpaid interest under the Promissory Note and guaranty thereof. This lawsuit was served on Mr. Lekach and his wife on December 11, 2006.


                               CONSENT PROCEDURES


         Section 228 of the DGCL states that, unless the certificate of incorporation of a Delaware corporation otherwise provides, any action required to be taken at any annual or special meeting of stockholders of that corporation, or any action that may be taken at any annual or special meeting of those stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote thereon were present and voted, and those consents are delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Consents must also bear the date of the signature of the stockholder who signs the written consent. The Company's certificate of incorporation does not prohibit, and therefore permits, the Company's stockholders to act by written consent.

         On January 8, 2007, the Company issued a press release announcing that the Board had set a record date of January 17, 2007 (the "Record Date") for determining the stockholders entitled to consent to corporate action in writing without a meeting in connection with Mr. Nussdorf's consent solicitation.

         Consents representing a majority of all the Shares as of the close of business on the Record Date entitled to be voted at a meeting of stockholders on the Proposals (i.e., a majority of the issued and outstanding Shares) are required in order to implement each of the Proposals.

         In order for an existing director to be removed, without cause, consents to that director's removal representing a majority of all Shares outstanding on the Record Date entitled to be voted at a meeting of stockholders (i.e., a majority of the issued and outstanding Shares) are required. A stockholder may consent to the removal of only certain existing directors by designating the names of one or more directors who are not to be removed on the WHITE consent card. Accordingly, it is possible that some, but not all, of the existing directors may be removed pursuant to Proposal 1. It is Mr. Nussdorf's intention that if fewer than all of the existing directors are removed, then the Nominees who are standing for election to fill the vacancies resulting from the removal of such existing directors be elected in the following order: 1) Mr. Nussdorf, 2) the four independent Nominees (Messrs. Angel, D'Agostino, Neil Katz and Mitzman) with the independent Nominee receiving the most consents filling the next available vacancy and 3) Michael Katz. If fewer than four existing directors are removed pursuant to Proposal 1, then Mr. Nussdorf's Nominees, if elected, will not constitute a majority of the Board and will not be able to cause the Board to take (or not take) any specific action. In such an event, the Nominees will seek to influence the Board and management to address the issues they believe need to be addressed as set forth under the caption "Background and Reasons for the Consent Solicitation." There can be no assurance that the Nominees, if they constitute less than a majority of the Board, will be able to persuade other directors to join with them in addressing such issues.

         The Company has furnished Mr. Nussdorf with a list of record holders as of December 29, 2006. According to such list, it appears that the number of issued and outstanding Shares as of such date was 18,430,332. Assuming that the number of issued and outstanding Shares is 18,430,332 as reflected on the stockholder list furnished to Mr. Nussdorf, the consent of at least 9,215,167 Shares would be necessary to effect Proposal 1 and Proposal 2. The actual number of consents necessary to effect the Proposals will depend on the actual facts as they exist on the Record Date.

         Under Section 228(c) of the DGCL, no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered, written consents signed by the holders of a sufficient number of shares are delivered to the corporation by delivery to its registered office in Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders or members are recorded.

         If the Proposals are adopted pursuant to the consent procedures, prompt notice will be given pursuant to Section 228(d) of the DGCL to stockholders who have not executed consents.

         An executed WHITE consent card may be revoked at any time before the action authorized by the executed consent becomes effective by dating, signing and delivering a written revocation. A revocation may be in any written form validly signed by the record holder as long as it clearly states that the consent previously given is no longer effective. The delivery of a subsequently dated consent card which is properly completed will constitute a revocation of any earlier consent. The revocation may be delivered either to Mr. Nussdorf, care of Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, or to the Company at 3725 S.W. 30th Avenue, Fort Lauderdale, Florida 33312 or such other address as the Company may provide. Although a revocation is effective if delivered to the Company, Mr. Nussdorf requests that either the original or photostatic copies of all revocations of consents be mailed or delivered to Mr. Nussdorf, care of Innisfree, at the address set forth above, so that Mr. Nussdorf will be aware of all revocations and can more accurately determine if and when consents to the actions described herein have been received from the holders of record on the Record Date of a majority of outstanding Shares.

         Please note, however, if your Shares are held in the name of a brokerage firm, bank or other nominee, only it can execute a revocation of a previously executed consent representing your Shares and only on receipt of your specific instructions. Accordingly, if you wish to revoke a previously executed consent, you should contact the person responsible for your account and give instructions to execute a written revocation on your behalf. You can also revoke your consent by signing, dating and returning a later dated consent card to your brokerage firm, bank or other nominee.

         Mr. Nussdorf plans to present the results of any successful solicitation with respect to the corporate actions proposed herein to the Company as soon as possible.


                              SPECIAL INSTRUCTIONS


         Record holders of Shares as of the close of business on the Record Date may elect to consent to, withhold consent to or abstain from consenting by marking the "CONSENT," "DOES NOT CONSENT" or "ABSTAIN" box, as applicable, underneath each Proposal on the accompanying WHITE consent card and signing, dating and returning it promptly in the postage-paid envelope provided.

         In addition, stockholders may withhold consent to the removal of any individual member of the Board or to the election of any individual Nominee by writing such person's name on the consent card. Mr. Nussdorf will not be able to elect any of the Nominees unless stockholders also approve the removal, without cause, of one or more of the existing members of the Board.

         If the stockholder has signed, dated and returned Mr. Nussdorf's consent card, but has failed to check a box marked "CONSENT," "DOES NOT CONSENT" or "ABSTAIN" for one or both of the Proposals, such stockholder will be deemed to have consented to such Proposal or Proposals, except that such stockholder will not be deemed to have consented to the removal of any member of the Board or the election of any Nominee whose name is written-in by such stockholder on the consent card. A vote to "ABSTAIN" will have the same effect as withholding your consent to a proposal.

         MR. NUSSDORF RECOMMENDS THAT YOU CONSENT TO BOTH OF THE PROPOSALS.

         YOUR CONSENT IS IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED WHITE CONSENT CARD AND RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE PROMPTLY. FAILURE TO RETURN YOUR CONSENT WILL HAVE THE SAME EFFECT AS VOTING AGAINST THE PROPOSALS. PLEASE NOTE YOU MUST SIGN AND DATE THE WHITE CONSENT CARD IN ORDER FOR IT TO BE VALID.


                               VOTING SECURITIES


         According to publicly available information (including the Company's certificate of incorporation and bylaws), the Shares constitute the only class of outstanding voting securities of the Company. Accordingly, only holders of Shares are entitled to execute consents. Each Share is entitled to one vote. The Company's stockholders do not have cumulative voting rights.


                            SOLICITATION OF CONSENTS


         Consents will be solicited by mail, telephone, telefax, telegraph, the internet, e-mail, newspapers and other publications of general distribution and in person. Mr. Nussdorf, his affiliates and the other Participants listed on Annex A hereto may assist in the solicitation of consents without any additional remuneration (except as otherwise set forth in this consent statement).

         Mr. Nussdorf has retained Innisfree for solicitation and advisory services in connection with the solicitation of consents, for which Innisfree is to receive a fee of $125,000. Up to 30 people may be employed by Innisfree in connection with the solicitation of consents. Mr. Nussdorf has also agreed to reimburse Innisfree for out-of-pocket expenses and to indemnify Innisfree against certain liabilities and expenses, including reasonable legal fees and related charges. Innisfree will solicit consents from individuals, brokers, banks, bank nominees and other institutional holders. Directors, officers and certain employees of companies affiliated with Mr. Nussdorf may assist in the solicitation of consents without any additional remuneration. Mr. Nussdorf's expenses related to the solicitation of consents are currently estimated to be approximately $600,000, of which approximately $300,000 has been incurred to date. The entire expense of soliciting consents in connection with the Proposals by or on behalf of Mr. Nussdorf is being borne by Mr. Nussdorf. To the extent legally permissible, Mr. Nussdorf will seek reimbursement from the Company for the costs of this solicitation. Mr. Nussdorf does not currently intend to submit approval of such reimbursement to a vote of stockholders of the Company at a subsequent meeting of stockholders unless required by applicable law.

         If you have any questions concerning this consent statement or the procedures to be followed to execute and deliver a consent, please contact Innisfree at the address or phone number specified below.


                           FORWARD-LOOKING STATEMENTS


         This consent statement contains certain statements which are "forward looking" in nature, and stockholders should be aware that any such forward-looking statements are only predictions, subject to risks and uncertainties that exist in the business environment which could render actual outcomes and results materially different than predicted. In some cases, such forward-looking statements may be identified by terminology such as "may," "will," "could," "should," "expects," "intends" or "believes" or the negative of such terms or other comparable terminology.


                               OTHER INFORMATION


         The information concerning the Company contained herein has been taken from, or is based upon, publicly available documents on file with the Commission and other publicly available information. Although Mr. Nussdorf has no knowledge that would indicate that statements relating to the Company contained in this consent statement in reliance upon publicly available information are inaccurate or incomplete, he has not to date had access to the books and records of the Company, was not involved in the preparation of such information and statements and is not in a position to verify any such information or statements. Accordingly, Mr. Nussdorf does not take any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information.

         Annex A, attached hereto, sets forth information concerning "participants" in Mr. Nussdorf's solicitation of consents from the Company's stockholders.

         Mr. Nussdorf expects that the Company will furnish stockholders with a consent revocation statement which will set forth (a) information regarding the Company's directors and management, including information relating to management compensation, (b) information concerning security ownership of certain beneficial owners, directors and management of the Company, (c) information concerning the procedures for submitting stockholder proposals for consideration at the Company's 2007 annual meeting of stockholders, (d) information concerning the method by which votes are counted, including the effect of abstentions and broker non-votes and (e) the number of Shares outstanding as of the Record Date. Reference is hereby made to such information which, to the extent it may be deemed required, is incorporated herein pursuant to Rule 14a-5(c) under the Exchange Act.

         If your Shares are held in the name of a brokerage firm, bank or other nominee, only it can execute a consent representing your Shares and only on receipt of your specific instructions. Accordingly, you should contact the person responsible for your account and give instructions for a WHITE consent card to be signed on your behalf. You can also sign, date and return the enclosed WHITE consent card to your brokerage firm, bank or other nominee in the postage paid envelope provided.

         YOUR PROMPT ACTION IS IMPORTANT. MR. NUSSDORF URGES YOU TO SIGN, DATE AND RETURN THE ENCLOSED WHITE CONSENT CARD TODAY. PLEASE NOTE YOU MUST SIGN AND DATE THE WHITE CONSENT CARD IN ORDER FOR IT TO BE VALID.


January 18, 2007

         If you have any questions or require any assistance in voting your Shares, please contact:

                           Innisfree M&A Incorporated
                               501 Madison Avenue
                                   20th Floor
                               New York, NY 10022

                  Stockholders Call Toll Free: (877) 456-8847
                 Banks and Brokers Call Collect: (212) 750-5833

                                    ANNEX A
                  CERTAIN INFORMATION CONCERNING THE NOMINEES


         There are no material legal proceedings in which any of the Nominees or any of their associates is a party adverse to the Company or any of its subsidiaries, or proceedings in which such Nominees or associates have a material interest adverse to the Company or any of its subsidiaries. There are no family relationships among the Nominees or between any of the Nominees and any director or executive officer of the Company.

         None of the Nominees have been involved in any legal proceedings in the preceding five years described in Item 401(f) of Regulation S-K ("Regulation S-K") other than as set forth in this Annex A or in the consent statement. Other than as disclosed in this consent statement, there are no arrangements or understandings between any of the Nominees and any other party pursuant to which any such Nominee was or is to be selected as a director or nominee. Other than as disclosed in this consent statement, none of the Nominees nor any of their associates has received any cash compensation, cash bonuses, deferred compensation, compensation pursuant to plans, or other compensation, from, or in respect of, services rendered on behalf of the Company, or is subject to any arrangement described in Item 402 of Regulation S-K.

       CERTAIN INFORMATION CONCERNING PERSONS WHO MAY BE PARTICIPANTS IN
                    MR. NUSSDORF'S SOLICITATION OF CONSENTS

         The following sets forth the name and the present principal occupation or employment, and the name and principal business address of any corporation or other organization in which such employment is carried on, of persons who may be deemed to be participants on behalf of Mr. Nussdorf in the solicitation of consents from stockholders of the Company. Each person is a citizen of the United States.


Nominees of Mr. Nussdorf for Election to the Board of Directors of the Company

         The business address and present principal occupation or employment of each of Mr. Nussdorf's Nominees listed below is set forth in this consent statement under the heading "The Proposals - Proposal 2: Election of Nominees."

Name
----
o    Glenn Nussdorf
o    Michael Katz
o    Joshua Angel
o    Anthony D'Agostino
o    Neil Katz
o    Robert Mitzman

Alfred Paliani


         Alfred Paliani's principal occupation is General Counsel of QKD and its subsidiary and affiliates. Mr. Paliani also serves as the Chief Legal Officer and Assistant Secretary of Model. Mr. Paliani's principal business address is 2060 Ninth Avenue, Ronkonkoma, New York 11779.

                          Shares Held by Participants


         The participants and their associates may be deemed to have beneficial ownership of the Company's Shares as set forth below:


                                               Common Stock
                                               Beneficially        Percentage
                                                 Owned (1)        Ownership (1)
Joshua Angel                                         0                  -
Anthony D'Agostino                                   0                  -
Michael Katz                                         0                  -
Neil Katz                                            0                  -
Robert Mitzman                                       0                  -
Glenn Nussdorf (2)                               2,212,629            12.0%
Alfred Paliani                                       0                  -

(1) Based on information furnished to Mr. Nussdorf by the Company, it appears that the Company had 18,430,332 shares of Common Stock outstanding as of December 29, 2006.

(2) Includes (a) 1,962,629 shares owned directly by Glenn Nussdorf and (b) 250,000 shares which are also beneficially owned by Lillian Ruth Nussdorf.

        Transactions in the Company's Securities Involving Participants

         Other than the transactions described below, no Participant has purchased or sold any securities of the Company in the past two years.

Transactions in the Company's Common Stock by Glenn Nussdorf (1)

                                                             Number of Shares
                                                             of the Company's
Date of Transaction      Nature of Transaction                 Common Stock
-------------------------------------------------------------------------------

January 19, 2005         Purchase                                    3,254
January 24, 2005         Sale                                        3,254
February 15, 2005        Purchase                                      400
February 16, 2005        Sale                                        1,400
February 18, 2005        Sale                                          400
February 22, 2005        Purchase                                    5,000
February 25, 2005        Sale                                        5,000
March 8, 2005            Purchase                                      746
March 9, 2005            Purchase                                    4,200
March 11, 2005           Sale                                          746
March 14, 2005           Sale                                        4,200
March 16, 2005           Purchase                                    4,000
March 18, 2005           Purchase                                   13,000
March 21, 2005           Sale                                        4,000
March 22, 2005           Purchase                                   15,000
March 23, 2005           Sale                                       13,000
March 28, 2005           Sale                                       15,000
August 11, 2006          Purchase                                  650,000
August 11, 2006          Purchase                                  250,000 (2)
August 16, 2006          Sale                                      500,000
August 18, 2006          Purchase                                  300,830
August 28, 2006          Purchase                                  276,188
August 29, 2006          Purchase                                  535,611
August 30, 2006          Purchase                                  100,000
September 06, 2006       Purchase                                  400,000
September 07, 2006       Purchase                                  200,000

(1) Mr. Nussdorf effects purchases of securities primarily through margin accounts maintained for him with Goldman, Sachs & Co. and Davis Securities, which may extend margin credit to Mr. Nussdorf as and when required to open or carry positions in the margin accounts, subject to applicable Federal margin regulations, stock exchange rules and the respective firm's credit policies. With respect to the Company's Common Stock, Mr. Nussdorf had margin loans of $4,370,173 with Goldman, Sachs & Co. and $987,602 with Davis Securities as of January 16, 2007.

(2) These Shares were purchased by and are beneficially owned by Lillian Ruth Nussdorf, Mr. Nussdorf's mother. Lillian Ruth Nussdorf shares with Mr. Nussdorf voting and dispositive power with respect to the 250,000 Shares beneficially owned by her.

             Miscellaneous Information Concerning the Participants

         Except as described in this Annex A or in the consent statement, no Participant nor any of his or her respective associates or affiliates (together, the "Participant Affiliates"), is either a party to any transaction or series of transactions since April 1, 2005, or has knowledge of any currently proposed transaction or series of proposed transactions, (i) to which the Company or any of its subsidiaries was or is to be a participant, (ii) in which the amount involved exceeds $120,000, and (iii) in which any Participant or Participant Affiliate had, or will have, a direct or indirect material interest. Furthermore, except as described in this Annex A or in the consent statement, no Participant or Participant Affiliate (i) directly or indirectly beneficially owns any securities of the Company or any securities of any subsidiary of the Company, or (ii) has had any relationship with the Company in any capacity other than as a stockholder.

         Except as described in this Annex A or in the consent statement, no Participant or Participant Affiliate has entered into any agreement or understanding with any person respecting any future employment by the Company or any of its affiliates or any future transactions to which the Company or any of its affiliates will or may be a party. Except as described in this Annex A or in the consent statement, there are no contracts, arrangements or understandings by any Participant or Participant Affiliate within the past year with any person with respect to any securities of the Company, including, but not limited to, the transfer or voting of such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies, consents or authorizations.

         In an order entered on February 9, 2006 by the Supreme Court of New York, New York County, each of QKD, Pro's Choice Beauty Care, Inc. ("Pro's Choice"), GSN Trucking Corp. and the officers and directors of such corporations, Michael Katz and Marcy Blick, President of Pro's Choice, were preliminarily enjoined, either directly or indirectly or by or through Lillian Ruth Nussdorf, Mr. Nussdorf or Stephen Nussdorf, from purchasing, selling, bartering or distributing any products bearing an ARTec trademark and/or brand name. This order was entered in a lawsuit entitled L'Oreal USA, Inc. et al. v. Quality King Distributors, Inc. et al., that is ongoing and in which the parties are disputing the meaning and scope of the terms of a settlement agreement relating to certain hair care products sold under the ARTec brand name that was entered into in 1996.

                          FORM OF CONSENT CARD--WHITE

                  THIS CONSENT IS SOLICITED BY GLENN NUSSDORF
                  AND NOT ON BEHALF OF THE BOARD OF DIRECTORS
                           OF PARLUX FRAGRANCES, INC.


         Unless otherwise indicated below, the undersigned hereby consents pursuant to Section 228(a) of the General Corporation Law of the State of Delaware, as amended, with respect to all shares of common stock of Parlux Fragrances, Inc., a Delaware corporation ("Parlux"), held by the undersigned as of the record date for determining shares entitled to consent, to the taking of the following actions without a meeting of the stockholders of Parlux:

     1. Remove, without cause, Ilia Lekach, Frank Buttacavoli, Glenn Gopman, Esther Egozi Choukroun, David Stone and Jaya Kader Zebede, and any other person (other than those elected pursuant to Glenn Nussdorf's consent solicitation) elected or appointed to Parlux's Board of Directors by such directors to fill any vacancy on Parlux's Board of Directors or any newly-created directorships.

          [  ]  CONSENT          [  ]  DOES NOT CONSENT       [  ]  ABSTAIN

INSTRUCTION: IF YOU WISH TO CONSENT TO THE REMOVAL OF CERTAIN OF THE PERSONS NAMED IN PROPOSAL 1, BUT NOT ALL OF THEM, CHECK THE "CONSENT" BOX ABOVE AND WRITE THE NAME OF EACH PERSON YOU DO NOT WISH REMOVED IN THE SPACE PROVIDED BELOW.

_______________________________________________________________________________

     2. Elect Glenn Nussdorf, Michael Katz, Joshua Angel, Anthony D'Agostino, Neil Katz and Robert Mitzman to serve as directors of Parlux.

          [  ]  CONSENT          [  ]  DOES NOT CONSENT       [  ]  ABSTAIN

INSTRUCTION: IF YOU WISH TO CONSENT TO THE ELECTION OF CERTAIN OF THE ABOVE-NAMED PERSONS, BUT NOT ALL OF THEM, CHECK THE "CONSENT" BOX ABOVE AND WRITE THE NAME OF EACH SUCH PERSON YOU DO NOT WISH ELECTED IN THE SPACE PROVIDED BELOW.

_______________________________________________________________________________

IN THE ABSENCE OF CONTRARY INSTRUCTIONS, OR IF NO INSTRUCTIONS ARE GIVEN, THE UNDERSIGNED HEREBY CONSENTS TO EACH PROPOSAL LISTED ABOVE.


IN ORDER FOR YOUR CONSENT TO BE VALID, IT MUST BE DATED.

The nominees identified in Proposal 2 above and Alfred Paliani are deemed to be "participants" in Glenn Nussdorf's solicitation of consents.

                                    Dated: ___________ __, 2007


                                    ---------------------------------------
                                    Signature of Stockholder (title, if any)


                                    ----------------------------------------
                                    Signature of Stockholder (if held jointly)


                                    Please sign exactly as your name or names appear on the stock certificate or on the attached label hereon. If shares are held jointly, each stockholder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or authorized officer. If a partnership, please sign in partnership name by authorized person.



PLEASE SIGN, DATE AND RETURN THIS CONSENT CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE TO INNISFREE M&A INCORPORATED, 501 MADISON AVENUE, 20TH FLOOR, NEW YORK, NEW YORK 10022.